EXHIBIT 99.1

GENENTECH REPORTS 35 PERCENT INCREASE IN NON-GAAP EARNINGS PER SHARE FOR SECOND QUARTER

-- 23 Percent Increase In Product Sales --

SOUTH SAN FRANCISCO, Calif. -- July 9, 2003 -- Genentech, Inc. (NYSE: DNA) today announced a 35 percent increase in non-GAAP (formerly pro forma) earnings per share for the second quarter of 2003 driven by a 23 percent increase in product sales. Genentech's non-GAAP earnings per share and non-GAAP net income exclude certain charges related to the 1999 Roche redemption of Genentech's stock and certain litigation-related special charges. These charges are itemized in the reconciliation tables below.

For the three months ended June 30, 2003:

  Non-GAAP earnings per share increased 35 percent to 31 cents per share, compared to 23 cents per share for the second quarter of 2002. GAAP earnings per share increased to 25 cents per share compared to a loss of 41 cents per share for the second quarter of 2002.
  Non-GAAP net income increased 36 percent to $163.5 million compared to $120.5 million in the second quarter of 2002. GAAP net income increased to $132.3 million compared to a loss of $213.6 million for the second quarter of 2002.
  Operating revenues increased 29 percent to $799.7 million compared to $622.3 million in the second quarter of 2002. This revenue growth was driven primarily by sales of Genentech's BioOncology products, Rituxan® (Rituximab) and Herceptin® (Trastuzumab). Total product sales increased 23 percent to $644.3 million compared to $523.5 million in the second quarter of 2002.

            "This past quarter has been a significant one for Genentech, with the approval of Xolair, our novel IgE-blocker for asthma, and positive Phase III data for Avastin in metastatic colorectal cancer. We have also made important progress in our pipeline and formed several new alliances that will advance our development efforts in the area of immunology, " said Arthur D. Levinson, Ph.D., Genentech's chairman and chief executive officer. "Genentech is entering an exciting period of commercialization and potential growth, with the possibility of multiple product launches over the next several years."

Product Sales

For the second quarter of 2003:

    Sales of marketed products increased 23 percent to $644.3 million compared to $523.5 million in the second quarter of 2002.
      BioOncology sales were 73 percent of total product revenues compared to 71 percent in the second quarter of 2002.
    Rituxan sales increased 32 percent to $363.4 million compared to $274.9 million in the second quarter of 2002.
    Herceptin sales increased 15 percent to $109.1 million compared to $95.1 million in the second quarter of 2002.
    Growth hormone sales increased 8 percent to $81.6 million compared to $75.3 million in the second quarter of 2002.
    Cardiovascular product sales increased 10 percent to $47.6 million compared to $43.1 million in the second quarter of 2002.
    Pulmozyme® (dornase alfa) Inhalation Solution sales increased 21 percent to $42.6 million compared to $35.1 million in the second quarter of 2002.

Contract Revenues

            Contract revenues increased 145 percent to $32.6 million compared to $13.3 million in the second quarter of 2002. The increase in the second quarter of 2003 is primarily due to higher revenues from ongoing collaborations, including Roche's ongoing payments for Avastin™ (bevacizumab, rhuMAb-VEGF) after their opt-in, and new licensing arrangements.

Total Costs and Expenses

            Costs and expenses increased as anticipated in the second quarter of 2003 as compared to the second quarter of 2002.

            "Genentech's solid second-quarter performance reflects our ability to drive strong sales and earnings and is directly in line with our corporate strategy for seeking both near- and long-term growth. We continue to expect a minimum of 20 percent non-GAAP earnings-per-share (EPS) growth for 2003." said Louis J. Lavigne, Jr., Genentech's executive vice president and chief financial officer. "We expect to deliver this EPS growth while at the same time we both prepare for potential multiple product launches and invest in innovative R&D to keep our pipeline full."

For the second quarter of 2003:

    Research and development (R&D) expenses increased to $180.2 million compared to $147.9 million in the second quarter of 2002. R&D expenses as a percent of operating revenues were 23 percent, compared to 24 percent in the second quarter of 2002. R&D expenses as a percent of operating revenues are expected to continue to vary over the next several quarters dependent on possible in-licensing agreements and as products progress through late-stage clinical trials.
    Primarily due to the increase in product sales, cost of sales increased to $123.4 million from $106.9 million in the second quarter of 2002. Cost of sales as a percentage of product sales was 19 percent in the second quarter of 2003 as compared to 20 percent in the second quarter of 2002.
    Marketing, general and administrative (MG&A) expenses increased to $184.3 million compared to $125.7 million in the second quarter of 2002, primarily due to pre-launch preparation activities, increased promotional programs, higher corporate functional and other expenses, and higher royalty expenses.
    Collaboration profit-sharing expenses increased to $107.3 million compared to $84.1 million in the second quarter of 2002. The increase was due primarily to increased Rituxan profit-sharing expense due to higher Rituxan sales.

            Genentech, Inc. is a leading biotechnology company that discovers, develops, manufactures, and commercializes biotherapeutics for significant unmet medical needs. Sixteen of the currently approved biotechnology products originated from or are based on Genentech science. Genentech manufactures and commercializes 11 biotechnology products directly in the United States. The company has headquarters in South San Francisco, California, and is traded on the New York Stock Exchange under the symbol DNA. For additional information about the company, please visit http://www.gene.com.

Webcast:

Genentech will be offering a live webcast of a discussion by Genentech management of the earnings and other business results on Wednesday, July 9, 2003 at 2:15pm PT. The live webcast may be accessed on Genentech's website at http://www.gene.com. This webcast will also be available after the call via the website until 5:15pm PT on July 23, 2003. An audio replay of the webcast will be available beginning at 5:15pm PT on July 9, 2003 until 5:15pm PT on July 16, 2003. Access numbers for this replay are: 1-800-642-1687 (domestic) and 1-706-645-9291 (international); conference identification number is 1415941.

Genentech Business and Product Development

Events in the Second Quarter, 2003

Marketed and Pipeline Product Events

Immunological Disease

On June 20, 2003, Genentech, Inc., Novartis Pharmaceuticals Corporation, an affiliate of Novartis AG, and Tanox, Inc. announced that the novel IgE-blocker Xolair® (Omalizumab) For Subcutaneous Use was approved by the U.S. Food and Drug Administration (FDA) for the treatment of moderate-to-severe persistent asthma in adults and adolescents. Xolair is the first humanized therapeutic antibody for the treatment of asthma and the first approved therapy designed to target the antibody IgE, a key underlying cause of the symptoms of asthma that has an allergic component. Xolair was available by prescription as of July 7, 2003.

In June 2003, Genentech and Biogen, Inc. announced a collaboration for the research and development of a BR3 (BAFF-R) protein therapeutic currently in Biogen's pipeline. The protein is a B-cell activating factor receptor of the TNF family and a key target for developing drugs to treat disorders associated with abnormal B-lymphocyte activity, such as rheumatoid arthritis and lupus. Both parties will be collaborating on research and development efforts.

In June 2003, Genentech and IDEC Pharmaceuticals Corporation announced plans to develop one or more new humanized anti-CD20 antibodies targeting B-cell disorders for a broad range of indications. Genentech and IDEC plan to file an investigational new drug application (IND) on their first humanized anti-CD20 antibody by the end of this year.

In the second quarter of 2003, Genentech and Roche began enrollment in the Rituxan® (Rituximab) Phase IIb study in patients with rheumatoid arthritis. In early July 2003, alliance company IDEC Pharmaceuticals also began enrollment in its Phase III study of Rituxan in rheumatoid arthritis patients with inadequate response to anti-TNF alpha therapy.

In May 2003, Genentech and XOMA Ltd. announced that the companies have decided to discontinue Phase II testing of Raptiva™ (Efalizumab) in patients with moderate-to-severe rheumatoid arthritis (RA) based on an evaluation that suggested no overall net clinical benefit in patients receiving the study drug.

Oncology

In May 2003, Genentech announced that a randomized Phase III study of Avastin™ (bevacizumab, rhuMAb-VEGF) plus chemotherapy in previously-untreated metastatic colorectal cancer patients met its primary endpoint of improving overall survival. The trial also met the secondary endpoints of progression-free survival, response rate, and duration of response. Shortly thereafter, the data were presented at the annual meeting of the American Society of Clinical Oncology (ASCO) from May 31, 2003 through June 3, 2003, where Genentech announced that patients receiving Avastin plus chemotherapy had a 50 percent increase in their chance for survival compared to patients who received chemotherapy alone. The overall survival data suggest a stronger patient benefit than anticipated, as the study was designed to demonstrate a 33 percent increase in chance for survival. On June 26, 2003, Genentech announced that the FDA has designated Avastin as a Fast Track development program for the treatment of previously-untreated metastatic colorectal cancer patients. The company plans to complete the filing of the Biologics License Application by the end of September and anticipates FDA action no later than the end of the first quarter of 2004.

Also at ASCO, Genentech, IDEC Pharmaceuticals Corporation and Roche announced the preliminary results of a multi-center, community-based trial evaluating the safety and efficacy of Rituxan® (Rituximab) therapy as a first-line and maintenance treatment for patients with chronic lymphocytic leukemia (CLL) and small lymphocytic lymphoma (SLL), a type of non-Hodgkin's lymphoma (NHL). Results suggest that Rituxan produced promising response rates in previously-untreated patients with CLL and SLL. The study was one of approximately 30 abstracts on Rituxan presented at ASCO.

In early May 2003, Accelerate Brain Cancer Cure (ABC2), a non-profit association dedicated to accelerating therapies leading to a cure for brain cancer, and Genentech announced that they agreed on terms under which the ABC2 Clinical Network will be used for a Phase II clinical trial with Tarceva™ (erlotinib HCl) in glioblastoma multiforme (glioma), an advanced form of brain cancer. At ASCO, Genentech and OSI Pharmaceuticals, Inc. announced encouraging results from a Phase I clinical study of Tarceva™ (erlotinib HCl) in patients with malignant glioma.

Also at ASCO, Genentech announced initial promising results from a Phase II study evaluating Herceptin® (Trastuzumab) in combination with Navelbine® (vinorelbine) in HER2 (human epidermal growth factor receptor2) positive early-stage breast cancer as well as a second study demonstrating that patients with HER2-positive metastatic breast cancer can respond to treatment with Herceptin and chemotherapy regardless of their estrogen receptor (ER) status.

Genentech announced preliminary positive data from a Phase I study of Omnitarg™ (pertuzumab), formerly known as rhuMAb-2C4, and a Phase I/II study of Tarceva in combination with Avastin in non-small cell lung cancer patients at ASCO.

During the first half of 2003, Genentech and Roche began enrollment in three Omnitarg Phase II trials in ovarian, prostate and breast cancers.

In June 2003, Genentech licensed from Curis, Inc. its novel small molecule and antibody inhibitors of the Hedgehog signaling pathway. Abnormal activation of the Hedgehog signaling pathway has been implicated in the progression of several cancers, including basal cell carcinoma, small cell lung cancer, medulloblastoma, and others.

Vascular Medicine

In June 2003, Genentech and Novartis Ophthalmics, the eye health unit of Novartis AG, announced that they have entered into an agreement under which Novartis Ophthalmics will receive an exclusive license to develop and market Lucentis™ (ranibizumab), formerly known as rhuFab V2, an anti-VEGF (vascular endothelial growth factor) antibody fragment, outside of North America for indications related to diseases of the eye.

In late Q2 2003, Genentech's second Phase III study for Lucentis in predominantly classic age-related macular degeneration (AMD) began enrollment. Genentech's first Phase III study in minimally classic and occult forms of wet AMD is enrolling well, and we anticipate completion of enrollment in this approximately 720-patient study during the second half of 2003.

Corporate Events

In April 2003, the Genentech Foundation for Biomedical Sciences announced that its Board of Directors awarded 19 grants totaling $1 million to organizations in the San Francisco Bay Area that share the Foundation's commitment to supporting innovative science programs for local students.

In May 2003, Genentech announced the promotion of Corsee Sanders to vice president, Biometrics and Business Operations, Medical Affairs.

The statements made in this press release relating to the timing of enrollment completion for the Phase III Lucentis study for wet AMD, the timing of an IND filing for humanized anti-CD20, the time frame for the Avastin BLA filing and the corresponding FDA response, multiple product launches over the next several years, and Genentech's expected growth in non-GAAP earnings per share for 2003 are forward-looking, and actual results could differ materially. Among other things, the timing of the IND filing could be affected by preclinical toxicity or efficacy issues or discussions with the FDA; the timing of the Lucentis trial enrollment completion could be delayed by recruitment of investigators and study site initiation, slow patient enrollment or FDA actions; the time frame for the Avastin BLA filing and the corresponding FDA response could be affected by additional time requirements for data analysis and preparation of the BLA, discussions with the FDA or the need for additional clinical studies; multiple product launches could be affected by all of the foregoing or failure to receive FDA approval; and the growth in non-GAAP earnings per share could be affected by all of the foregoing or by competition, pricing, the ability to supply product, product withdrawals, new product approvals and launches, the inability to achieve sales revenue consistent with internal forecasts, unanticipated expenses such as litigation or legal settlement expenses or equity securities write-downs, costs of sales, R&D expenses, fluctuations in contract revenues and royalties, or fluctuations in tax and interest rates.

# # #

GENENTECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,

	2003				2002(6)

	GAAP(1)	Difference		Non-GAAP(2)	GAAP(1)	Difference		Non-GAAP(2)

Revenues:
Product sales	$644,324			$644,324	$523,527			$523,527
Royalties	122,786			122,786	85,535			85,535
Contract revenue	32,602			32,602	13,181			13,181

Total operating revenues	799,712			799,712	622,243			622,243

Costs and expenses:
Cost of sales	123,407			123,407	106,867			106,867
Research and development	180,203			180,203	147,922			147,922
Marketing, general and administrative	184,258			184,258	125,671			125,671
Collaboration profit sharing	107,307			107,307	84,090			84,090
Recurring charges related to redemption	38,586	$(38,586)	(3)	-	38,928	$(38,928)	(3)	-
Special charges: Litigation-related	13,363	(13,363)	(4)	-	518,000	(518,000)	(4)	-

Total costs and expenses	647,124	(51,949)		595,175	1,021,478	(556,928)		464,550

Operating margin	152,588	51,949		204,537	(399,235)	556,928		157,693

Other income, net(5)	40,870	-		40,870	28,825	-		28,825

Income (loss) before taxes	193,458	51,949		245,407	(370,410)	556,928		186,518
Income tax (benefit) provision	61,113	20,779		81,892	(156,762)	222,771		66,009

Net income (loss)	$132,345	$31,170		$163,515	$(213,648)	$334,157		$120,509

Earnings (loss) per share:
Basic	$0.26	$0.06		$0.32	$(0.41)	$0.64		$0.23

Diluted	$0.25	$0.06		$0.31	$(0.41)	$0.64		$0.23

Weighted average shares used to compute earnings per share:
Basic	512,909			512,909	520,001			520,001

Diluted	522,914			522,914	520,001			524,479

________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special charges and recurring charges related to the 1999 redemption of Genentech's Special Common Stock, and their related tax effects.
(3)	Amount represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)

Amount in Q2 2002 represents the litigation-related special charge for the City of Hope (or COH) trial judgment. The amount in Q2 2003 represents accrued interest and costs to obtain a surety bond for the COH trial judgment.

(5)

As part of our strategic alliance efforts, we invest in equity securities of certain biotechnology companies with which we have collaborative agreements. "Other income, net" includes realized gains from the sale of certain of these biotechnology marketable equity securities and realized losses on other-than-temporary declines in the fair value of certain of these biotechnology marketable equity securities. In addition, "Other income, net" includes interest income and interest expense. For further detail, refer to our web site at www.gene.com.

(6)	Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

GENENTECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Six Months Ended June 30,

	2003				2002(6)

	GAAP(1)	Difference		Non-GAAP(2)	GAAP(1)	Difference		Non-GAAP(2)

Revenues:
Product sales	$1,242,806			$1,242,806	$1,000,077			$1,000,077
Royalties	236,061			236,061	167,378			167,378
Contract revenue	70,517			70,517	22,871			22,871

Total operating revenues	1,549,384			1,549,384	1,190,326			1,190,326

Costs and expenses:
Cost of sales	238,249			238,249	209,311			209,311
Research and development	337,636			337,636	294,613			294,613
Marketing, general and administrative	321,480			321,480	241,091			241,091
Collaboration profit sharing	203,854			203,854	156,168			156,168
Recurring charges related to redemption	77,172	$(77,172)	(3)	-	77,856	$(77,856)	(3)	-
Special charges: Litigation-related	26,608	(26,608)	(4)	-	518,000	(518,000)	(4)	-

Total costs and expenses	1,204,999	(103,780)		1,101,219	1,497,039	(595,856)		901,183

Operating margin	344,385	103,780		448,165	(306,713)	595,856		289,143

Other income, net(5)	56,573	-		56,573	65,234	-		65,234

Income (loss) before taxes	400,958	103,780		504,738	(241,479)	595,856		354,377
Income tax (benefit) provision	117,143	41,511		158,654	(123,134)	238,343		115,209

Net income (loss)	$283,815	$62,269		$346,084	$(118,345)	$357,513		$239,168

Earnings (loss) per share:
Basic	$0.55	$0.13		$0.68	$(0.23)	$0.69		$0.46

Diluted	$0.55	$0.12		$0.67	$(0.23)	$0.68		$0.45

Weighted average shares used to compute earnings per share:
Basic	512,398			512,398	523,361			523,361

Diluted	520,102			520,102	523,361			529,279

________________
(1)	Reflects operating results in accordance with U.S. generally accepted accounting principles (or GAAP).
(2)	Non-GAAP amounts exclude litigation-related special charges and recurring charges related to the 1999 redemption of Genentech's Special Common Stock, and their related tax effects.
(3)	Amount represents the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)

Amount in 2002 represents the litigation-related special charge for the City of Hope (or COH) trial judgment. The amount in 2003 represents accrued interest and costs to obtain a surety bond for the COH trial judgment.

(5)

As part of our strategic alliance efforts, we invest in equity securities of certain biotechnology companies with which we have collaborative agreements. "Other income, net" includes realized gains from the sale of certain of these biotechnology marketable equity securities and realized losses on other-than-temporary declines in the fair value of certain of these biotechnology marketable equity securities. In addition, "Other income, net" includes interest income and interest expense. For further detail, refer to our web site at www.gene.com.

(6)	Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

GENENTECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,

	2003		2002

Selected balance sheet data:
Cash and short-term investments	$1,215,813		$969,076
Accounts receivable - product sales, net	270,993		228,187
Accounts receivable - royalties, net	140,693		94,350
Accounts receivable - other, net	267,770		4,968
Inventories	422,414		380,197
Long-term marketable securities and other	785,877		1,085,251
Property, plant and equipment, net	1,146,875		969,277
Goodwill	1,334,219		1,334,219
Other intangible assets	865,719		1,004,805
Other long-term assets	793,345	(1)	326,615
Total assets	7,478,315		6,593,734
Total current liabilities	598,721		522,614
Total liabilities	1,625,382		1,298,821
Total stockholders' equity	5,852,933		5,294,913

Year-to-date:
Capital expenditures	$140,145		$163,816

Total GAAP(2) depreciation and amortization expense	144,871		136,245
Less: Redemption related amortization expense(3)	(77,172)		(77,856)

Non-GAAP(4) depreciation and amortization expense	$67,699		$58,389

________________

(1)	Includes $630.0 million of restricted cash pledged to secure a bond for the City of Hope trial judgment.
(2)	In accordance with U.S. generally accepted accounting principles (or GAAP).
(3)	Amounts represent the amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.
(4)	Non-GAAP amounts exclude amortization of other intangible assets related to the 1999 redemption of Genentech's Special Common Stock.